                                                           EXHIBIT 99(b)(1)




February 4, 1998

Mr. Kenneth G. Jackson
Vice President and Chief Financial Officer
Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, Georgia 30720


     Re:  $1,000,000,000 Revolving Credit Facility

Dear Ken:

NationsBank, N.A. ("NationsBank") is pleased to offer to be the administrative agent (in such capacity, the "Administrative Agent") and SunTrust Bank, Atlanta ("SunTrust") is pleased to offer to be the documentation agent (in such capacity, the "Documentation Agent") for a $1,000,000,000 Revolving Credit Facility (the "Credit Facility") to Shaw Industries, Inc. (the "Borrower"), and together offer their commitments to equally and jointly underwrite the entire amount of the Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. NationsBanc Montgomery Securities, LLC ("NationsBanc Montgomery Securities") is pleased to advise you of its commitment, as Arranger and Co-Syndication Agent, and SunTrust Equitable Securities Corporation ("SunTrust Equitable Securities") is pleased to advise you of its commitment, as Co-Arranger and Co-Syndication Agent for the Credit Facility, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Credit Facility.

The commitments of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in their sole discretion:

     (a) each of the terms and conditions set forth herein;

     (b) each of the terms and conditions set forth in the Term Sheet;

     (c) execution of the fee letter among the Borrower, NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities prior to or concurrently with the acceptance of this letter by the Borrower;

     (d) execution of the administrative agency fee letter among the Borrower and NationsBank prior to or concurrently with the acceptance of this letter by the Borrower;

     (e) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facility consistent with the Term Sheet and otherwise satisfactory to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities; and


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     (f) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit Facility or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank, NationsBanc Montgomery Securities, SunTrust and SunTrust Equitable Securities in their sole discretion.

NationsBank will act as Administrative Agent for the Credit Facility, SunTrust will act as Documentation Agent for the Credit Facility, NationsBanc Montgomery Securities will act as Arranger and Co-Syndication Agent for the Credit Facility, and SunTrust Equitable Securities will act as Co-Arranger and Co-Syndication Agent for the Credit Facility. No additional agents will be appointed without the prior approval of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities.

Furthermore, the commitments of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole. If the continuing review by NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities of the Borrower discloses information relating to conditions or events not previously disclosed to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities which NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower and its subsidiaries taken as a whole, NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Credit Facility.

You agree to actively assist NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in achieving a syndication of the Credit Facility that is satisfactory to NationsBank, NationsBanc Montgomery Securities, SunTrust, SunTrust Equitable Securities and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities under the structure outlined in the Term Sheet you agree to cooperate with NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in developing an alternative structure that will permit a satisfactory syndication of the Credit Facility. Syndication of the Credit Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. To assist NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities and the other Lenders upon request with all information reasonably deemed necessary by NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities to complete syndication, (b) assist NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities upon their reasonable request in the preparation of an Offering Memorandum to be used in connection with the syndication of the Credit Facility and (c) otherwise assist NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities in their syndication efforts, including by making available officers and advisors of the Borrower and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Borrower and its subsidiaries during such syndication process unless otherwise agreed to by NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities.

It is understood and agreed that NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities and that any syndication prior to execution of definitive documentation will reduce the commitments of NationsBank and SunTrust.

You hereby represent, warrant and convenant that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities or the Lenders by you or any of your representatives in connection with the transacations contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower that have been or are hereafter made available to NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Credit Facility so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Credit Facility, NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and expenses of due diligence) incurred before or after the date hereof by the Administrative Agent, Documentation Agent, NationsBanc Montgomery Securities or SunTrust Equitable Securities in connection with the Credit Facility and the syndication thereof, regardless of whether or not the Credit Facility is closed.

In the event that NationsBank, NationsBanc Montgomery Securities, SunTrust, or SunTrust Equitable Securities becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower will reimburse NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities for their legal and other expenses (including the cost of any
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investigation and preparation) as they are incurred by NationsBank, NationsBanc
Montgomery Securities, SunTrust, or SunTrust Equitable Securities. The Borrower also agrees to indemnify and hold harmless NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities and their affiliates and their respective directors, officers, employees and agents (the
"Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulting primarily from the gross negligence or willful misconduct of NationsBank, NationsBanc Montgomery Securities, SunTrust, or SunTrust Equitable Securities.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Credit Facility shall be executed and delivered and notwithstanding the termination of this letter or the commitments of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities, except that following your acceptance hereof you may make public disclosure hereof as required by law.

As described herein and in the Term Sheet, NationsBanc Montgomery Securities will act as Arranger and Co-Syndication Agent for the Credit Facility and SunTrust Equitable Securities will act as Co-Arranger and Co-Syndication Agent for the Credit Facility. NationsBank and SunTrust reserve the right to allocate, in whole or in part, to NationsBanc Montgomery Securities or SunTrust Equitable Securities respectively certain fees payable to NationsBank and SunTrust in such manner as NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities agree in their sole discretion. You acknowledge and agree that NationsBank and SunTrust may share with any of their affiliates (including specifically NationsBanc Montgomery Securities and SunTrust Equitable Securities) any information relating to the Credit Facility, the Borrower and its subsidiaries and affiliates.

This letter shall be governed by the laws of the State of Georgia without regard to its principles of conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by the Borrower without the prior written consent of NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank, NationsBanc Montgomery Securities, SunTrust, and SunTrust Equitable Securities to the Borrower relating to the Credit Facility.

This offer will expire at 12:00 noon time on February 6, 1998 unless the Borrower executes this letter and returns it to the Administrative Agent prior to that time (which may be by facsimile transmission), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire at 12:00 noon time on March 31, 1998 unless definitive documentation for the Credit Facility is executed and delivered prior to that time.

Very truly yours,

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NATIONSBANK, N.A.,
     Individually and as Administrative Agent
By:
   -------------------------------
Title:

NATIONSBANC MONTGOMERY SECURITIES LLC

By:
   -------------------------------
Title:

SUNTRUST BANK, ATLANTA,
     Individually and as Documentation Agent

By:
   -------------------------------
Title:

By:
   -------------------------------
Title:

SUNTRUST EQUITABLE SECURITIES CORPORATION

By:
   -------------------------------
Title:

SHAW INDUSTRIES, INC.
Accepted and Agreed To:

By:
   -------------------------------
Title:


                          SUMMARY TERMS AND CONDITIONS

BORROWER:           Shaw Industries, Inc. ("Shaw" or the "Borrower")

GUARANTOR:          All material subsidiaries of the Borrower (the "Guarantors")

ARRANGER:           NationsBanc Montgomery Securities LLC

CO-ARRANGER:        SunTrust Equitable Securities Corporation

ADMINISTRATIVE
AGENT:              NationsBank, N.A., ("NationsBank" or the "Administrative
                    Agent").

CO-SYNDICATION
AGENTS: NationsBanc Montgomery Securities LLC and SunTrust Equitable Securities Corporation

DOCUMENTATION
AGENT: SunTrust Bank ("SunTrust" or the "Documentation Agent"), and together with the Administrative Agent, the "Agents"

LENDERS: A group of financial institutions, including NationsBank and SunTrust, acceptable to the Borrower and the Agents ("the Lenders")

FACILITY:           $1.0 Billion revolving credit facility (the "Credit
                    Facility"). The Credit Facility will contain a $50 Million swingline sublimit for short term borrowings from the Administrative Agent, and a $25 million sublimit for letters of credit.

COMPETITIVE BID
OPTION: Borrower will have the option of inviting Lenders to bid for advances for requested maturities of 7 to 180 days, in which case each Lender can bid at its discretion. Each borrowing under the competitive bid option shall be in an amount not less than $5,000,000 and integral multiples of $1,000,000.

PURPOSE: To provide working capital, to finance capital expenditures, to repurchase stock, to refinance existing indebtedness, and for non-hostile acquisitions.

MATURITY:           Five years from closing.

SECURITY:           Unsecured. Negative pledge on all material assets of the
                    Company.

FACILITY FEE:       A per annum fee payable quarterly in arrears on the
                    Commitment Amount of the Facility determined in accordance with the pricing matrix below. The Facility Fee will be calculated on the basis of an actual number of days elapsed in a year of 360 days.

INTEREST RATES:     Borrower will have the option of:

                    1. Base Rate Option:

                       The Base Rate is the higher of (i) the Federal Funds Rate plus 1/8 of 1% or (ii) the NationsBank Prime Lending Rate. Interest shall be calculated on the basis of actual days elapsed in a year of 360 days, payable quarterly in arrears.

                    2. Eurodollar Option:

                       The Eurodollar Option is the Eurodollar Rate plus an Applicable Margin. The Eurodollar Option is available for Interest Periods of one, two, three or six months at the election of the Borrower. The Interest Rate for each Interest Period shall be set as the corresponding Eurodollar Rate at the beginning of the Interest Period plus the Applicable Margin as determined by the ratings-based pricing grid set forth below. Interest will be paid at the end of the Interest Period and at intervals of three months for Interest Periods of six months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. The Eurodollar Rate will be adjusted for Regulation D reserve requirements, if any.

PRICING GRID:       The LIBOR margin and Facility Fee is set forth in the
                    performance pricing matrix below:

                       Funded           Facility         LIBOR            All in
                       Debt/EBITDA*     Fee              Spread           Drawn
                       <=4.0            25.0             75.0             100.0
                       <=3.5            20.0             55.0              75.0
                       <=3.0            17.5             45.0              62.5
                       <=2.5            15.0             35.0              50.0
                       <=2.0            10.0             22.0              32.0

                    * rolling four quarter calculation

                    A penalty rate shall apply on all loans upon the occurrence of an Event of Default at a rate per annum of 2% above the then applicable interest rate.

LETTER OF CREDIT
FEE: A Letter of Credit Fee equal to the Applicable Margin, based on the Company's ratio of Funded Debt to EBITDA as designated in the Pricing Grid shown above, shall be payable quarterly in advance on all issued and outstanding Letters of Credit under the Facility. In addition, since the L/C Issuing Bank will act as the facing bank on all issued Letters of Credit, a fronting fee shall be payable by the Company to the L/C Issuing Bank.

OPTIONAL
PREPAYMENT:         LIBOR loans may be prepaid at the end of the applicable
                    Interest Period without penalty. Payment of LIBOR Loans prior to the end of the applicable Interest Period will require compensation for breakage costs.

REPRESENTATIONS
AND WARRANTIES:     Usual and customary for facilities and transactions of this type and such additional representations and warranties as may be required by the Agents, including but not limited to no Default or Event of Default, absence of material adverse change, accuracy of financial statements (including pro forma financial statements), absence of undisclosed liabilities, compliance with laws (including environmental laws and ERISA), solvency, no conflicts with laws, charter documents or agreements, good standing, inapplicability of the Investment Company Act of 1940, payment of taxes, and ownership of properties. Representations and warranties shall be substantially in accordance with those contained in the $900 Million Credit Agreement dated as of March 26,
                    1997.

CONDITIONS
PRECEDENT TO
THE FACILITY:       The Lenders shall not be obligated to make the initial
                    disbursement of loan proceeds under the Facility until the following conditions have been satisfied:

                    The Borrower shall have paid all required fees and expenses including all amounts due to the Agents, the Arranger, the Co-Arranger and the Lenders;

                    There shall not have occurred any adverse change with respect to the condition (financial or otherwise), operations, business or assets of Borrower or Guarantor and its subsidiaries taken as a whole, since December 28, 1996; and execution and delivery of definitive documentation acceptable in form and substance to the Agents, delivery of legal opinions, accuracy of representations and warranties, absence of defaults, evidence of authority, governmental and other necessary approvals, compliance with laws and adequate insurance.

AFFIRMATIVE
COVENANTS:          Usual and customary for facilities and transactions of this type and such additional covenants as may be required by the Agents, which shall be applicable to Borrower and its subsidiaries, including but not limited to maintenance of corporate existence and rights; compliance with laws;
                    performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties; payment of taxes and other liabilities; notice of defaults, litigation and other adverse action; delivery of financial statements and compliance certificates on a quarterly basis.

NEGATIVE
COVENANTS:          Usual and customary for facilities and transactions of this type and such others as may be required by the Agents, which shall be applicable to Borrower and its subsidiaries, including but not limited to limitations on liens, debt and sale leaseback transactions; limitations on operating leases; limitations on loans and investments; standard limitations on mergers, acquisitions and asset sales;
                    limitations on transactions between subsidiaries and with affiliates.

                    Limitation on additional indebtedness, liens and asset sales to exclude "Receivables Program" of up to $250 million under terms satisfactory to the Administrative Agent.

                    Financial Covenants:

                    1. EBIT to Interest: minimum of 2.25 to 1.0 on a rolling
                       four quarters basis. (Calculation includes financing costs associated with Receivables Program.)
                    2. Minimum Net Worth: 80% of 1/3/98 net worth, plus 50% of positive net income plus net proceeds from equity issuances minus 100% of stock repurchases up to $150 million subsequent to 1/3/98.
                    3. Funded Debt to EBITDA: maximum of 4.0X. (Indebtedness to include outstandings under the Receivables Program.)

EVENTS OF
DEFAULT: Usual and customary for transactions and facilities of this type in the jurisdictions in which the Borrower operates, including cross default provisions to the $125 Million Credit Agreement to Carpets International, U.K. guaranteed by Shaw Industries dated as of September 13, 1996.

ASSIGNMENTS AND
PARTICIPATIONS:     Each Lender will be permitted to make assignments to be
                    approved by Borrower and the Administrative Agent, which approval shall not be unreasonably withheld. Such assignments will be in the minimum amount of $10 million.
                    Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, security and maturity date. An assignment fee of $3,500 is payable to the Administrative
                    Agent upon any assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

INCREASED COSTS/
CHANGE OF
CIRCUMSTANCES:      The credit agreement will contain customary provisions
                    protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

EXPENSES AND
INDEMNIFICATION:    All reasonable out-of-pocket expenses of the Agents
                    associated with the preparation, execution and delivery, waiver or modification, and enforcement of the credit agreement and syndication of the Facility and the other documentation contemplated hereby (including the reasonable out-of-pocket expenses of counsel for the Agents) are to be paid by Borrower.

                    Borrower will indemnify NationsBank, its affiliates and the Lenders and hold them harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities arising out of or relating to any litigation or other proceedings (regardless of whether any such indemnified party is a party thereto) which relate to the financing contemplated hereby, except as any such costs, expenses and liabilities are incurred by reason of the gross negligence or willful misconduct of NationsBank, it affiliates or any Lender.

GOVERNING LAW:      Georgia law.

CLOSING DATE:       On or before March 31, 1998.

OTHER: This Summary of Terms and Conditions is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the Facility contemplated hereby.